BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

[285 Madison Avenue

New York, NY 10017]

ROTH INDIVIDUAL RETIREMENT ANNUITY (“ROTH IRA”) ENDORSEMENT

The provisions in this Roth IRA Endorsement (the “Endorsement”) are effective as of the issue date for the attached annuity contract (the “Contract”) as a Roth IRA (or the date it has been converted to a Roth IRA), unless a later date is specified under the federal tax law with respect to a provision hereunder.

This Endorsement is being added to the Contract in order to comply with the federal tax rules that apply to the administration of the Contract or the payment of any death benefit. The individual owner, and beneficiaries after the owner’s death, will comply with the provisions of this Endorsement to prevent loss of the advantages of tax deferral and to prevent tax penalties.

The provisions below this paragraph, through Article VIII, of this Endorsement are word-for-word identical to the operative provisions in Articles I through VIII of IRS Form 5305- RB (rev. 4-2017) and are deemed to meet the statutory requirements for a Roth IRA. These provisions are clarified in Article IX below to reflect more recent changes in the law and IRS guidance. References in this Endorsement to a “section” mean a section of the Internal Revenue Code of 1986, as amended (the “Code”) or a section of the regulations under the Code (“Regulations”), as applicable.

This Endorsement is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the Contract to the contrary.

The annuitant is establishing a Roth Individual Retirement Annuity (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.

Article I

Except in the case of a qualified rollover contribution described in section 408A(e) or a recharacterized contribution described in section 408A(d)(6), the issuer will accept only cash contributions up to $5,500 per year for 2013 through 2017. For individuals who have reached the age of 50 by the end of the year, the contribution limit is increased to $6,500 per year for 2013 through 2017. For years after 2017, these limits will be increased to reflect a cost-of-living adjustment, if any.

Article II

1.

The annual contribution limit described in Article I is gradually reduced to $0 for higher income levels. For an annuitant who is single or treated as single, the annual contribution is phased out between adjusted gross income (AGI) of $118,000 and $133,000; for a married annuitant filing jointly, between AGI of $186,000 and $196,000; and for a married annuitant filing separately, between AGI of $0 and $10,000. These phase-out ranges are for 2017. For years after 2017, the phase-out ranges, except for the $0 to $10,000 range, will be increased to reflect a cost-of-living adjustment, if any. Adjusted gross income is defined in section 408A(c)(3).

2.	In the case of a joint return, the AGI limits in the preceding paragraph apply to the combined AGI of the annuitant and his or her spouse.

Article III

The annuitant’s interest in the contract is nonforfeitable and nontransferable.

Article IV

1.	The contract does not require fixed contributions.

2.

Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied (before the close of the calendar year following the year of the dividend) as contributions toward the contract.

Article V

1.	If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant’s

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surviving spouse is not the designated beneficiary, the remaining interest in the contract will be distributed in accordance with paragraph (a) below or, if elected or there is no designated beneficiary, in accordance with paragraph (b) below.

(a)

The remaining interest in the contract will be distributed, starting by the end of the calendar year following the year of the annuitant’s death, over the designated beneficiary’s remaining life expectancy, or a period no longer than such remaining life expectancy, as determined in the year following the death of the annuitant. Life expectancy is determined using the single life table in Regulations section 1.401(a)(9)-9.

(b)	The remaining interest in the contract will be distributed by the end of the calendar year containing the fifth anniversary of the annuitant’s death.

2.	If the annuitant’s surviving spouse is the designated beneficiary, such spouse will then be treated as the annuitant.

Article VI

1.

The annuitant agrees to provide the issuer with all information necessary to prepare any reports required by sections 408(i) and 408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-6, or other guidance published by the Internal Revenue Service (IRS).

2.	The issuer agrees to submit to the IRS and annuitant the reports prescribed by the IRS.

Article VII

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles inconsistent with section 408A, the related Regulations, or other published guidance will be invalid.

Article VIII

This endorsement will be amended as necessary to comply with the provisions of the Code, the related Regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

Article IX

A.	Clarifications of Terms Used in This Endorsement

	1.	The term “issuer,” “we,” “our” or “us” means Brighthouse Life Insurance Company of NY.

2.

The term “annuitant,” “you” or “your” refers to the individual who is the measuring life, as well as the individual owner (or “owner”), under this Contract. The term “Contract” also may refer to a certificate issued under a group annuity contract. No joint owner or contingent annuitant may be named under this Contract. If this is an inherited IRA within the meaning of Code section 408(d)(3)(C) maintained for the benefit of a designated beneficiary of a deceased individual, or is maintained for the benefit of a designated beneficiary who is the surviving spouse of a deceased individual and who has not elected to treat this Contract as the surviving spouse’s own Roth IRA, references in this document to “annuitant,” “owner,” “you” or “your” are to the deceased individual.

	3.	The term “article” as used in Article VII may include any provision of the Contract (including any rider or endorsement).

B.	Clarifications of Articles I-VIII and Other Contract Provisions

1.

The Contract as modified by this Endorsement is intended to qualify as part of a tax-qualified retirement arrangement, plan or contract that meets the requirements of section 408A and any applicable Regulations, i.e., to qualify as a Roth IRA. The provisions in this Endorsement supersede any contrary provisions in the Contract, including the provisions of any other riders or endorsements issued with the Contract. However, the Contract may contain further restrictions (including but not limited to the types and number of contributions which will be accepted, the form of distributions which are permitted, and the minimum accumulation period prior to commencement of payments under an income annuity), which will continue to apply to the extent consistent with federal tax law. The individual owner, and beneficiaries after the owner’s death, will comply

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with the provisions of this Endorsement to prevent loss of the advantages of tax deferral and to prevent tax penalties. As issuer of this Contract, we have the right to interpret its provisions in accordance with the Code and Regulations thereunder in order to comply with federal tax rules and to maintain this Contract’s qualification as a Roth IRA under Section 408A. If the Code and related law, regulations and rulings require a distribution greater or sooner than described above in order to keep this Contract qualified under the Code, we will administer the Contract in accordance with these laws, regulations and rulings. This Contract may be amended by us at any time to maintain its qualified status under Section 408A of the Code, following all necessary regulatory approvals. Any such amendment may be made retroactively effective if necessary or appropriate to conform to the requirements of the Code (or any State law granting IRA tax benefits).

2.

The Contract is established for the exclusive benefit of the individual owner and his or her beneficiaries. No benefits under the Contract may be transferred, sold, assigned, borrowed, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person, except that the Contract may be transferred under a divorce or separation instrument described in section 408(d)(6).

3.	(a)

Maximum Permissible Amount. Except in the case of a qualified rollover contribution (as defined in (g) below), a nontaxable transfer from an individual retirement plan under section 7701(a)(37) of the Code, or a recharacterization (as defined in (f) below), ongoing contributions to this Contract (if permitted under the Contract) must be in cash and the total of such contributions to all the individual owner’s Roth IRAs for a taxable year shall not exceed the applicable amount (as defined in (b) below), or the individual owner’s compensation (as defined in (h) below), if less, for that taxable year (or such other amount provided by applicable federal tax law). Any contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the individual owner’s compensation is referred to as a “regular contribution.” However, notwithstanding the preceding limits on contributions, the individual owner may make additional contributions (if permitted under the Contract) that are specifically authorized by statute – such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster, qualified birth or adoption distributions, and coronavirus-related distributions. Contributions may be limited under (c) through (e) below.

	(b)	Applicable Amount. The applicable amount is determined below:

(i)

If the individual owner is under age 50, the applicable amount is set forth in Code section 219(b)(1). For any taxable year beginning in 2008 and years thereafter, the limit is $5,000. After 2008, the $5,000 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under section 219(b)(5)(C). Such adjustments will be in multiples of $500.

(ii) If the individual owner is 50 or older, the applicable amount under paragraph (i) above is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

	(c)	Regular Contribution Limit.

(i)

If the individual owner’s AGI for a taxable year is in the phase-out range described in Article II (as adjusted for any cost-of-living increase pursuant to section 408A(c)(3)), the maximum regular contribution determined under the table in Article II (so adjusted) for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

(ii)

If the individual owner makes regular contributions to Roth IRAs and to IRAs that are not Roth IRAs (“nonRoth IRAs”) for a taxable year, the maximum regular contribution that can be made to all such individual’s Roth IRAs for that taxable year is reduced by the regular contributions made to such individual’s nonRoth IRAs for the taxable year.

(d)

Inherited IRA. If this is an inherited IRA within the meaning of Code section 408(d)(3)(C), or if this Roth IRA is maintained for the benefit of a designated beneficiary who is the surviving spouse of a deceased individual and the surviving spouse beneficiary does not elect to treat the Roth IRA and his or her own, no additional contributions will be accepted, other than those permitted by federal tax law and the terms of the Contract.

	(e)	SIMPLE IRA Limits. No contribution shall be allowed into this Contract under a SIMPLE IRA plan

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established by any employer pursuant to section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan shall be allowed into this Contract from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual owner first participated in that employer’s SIMPLE IRA plan.

(f)

Recharacterization. A regular contribution to a nonRoth IRA may be recharacterized pursuant to the rules in Regulation section 1.408A-5 as a regular contribution to this Roth IRA (if permitted under the Contract), subject to the limits in (c) above.

(g)

Qualified Rollover Contribution. A “qualified rollover contribution” is a rollover contribution of a distribution from an eligible retirement plan described in section 402(c)(8)(B). If the distribution is from an IRA, the rollover must meet the requirements of section 408(d)(3), except the one-rollover-per-year rule of section 408(d)(3)(B) does not apply if the distribution is from a nonRoth IRA. If the distribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements of section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16), as applicable. A qualified rollover contribution also includes (i) and (ii) below.

(i)

All or part of a military death gratuity or servicemembers’ group life insurance (“SGLI”) payment may be contributed if the contribution is made within 1 year of receiving the gratuity or payment. Such contributions are disregarded for purposes of the one-rollover-per-year rule under section 408(d)(3)(B).

(ii)

All or part of an airline payment (as defined in § 125 of the Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”), Pub. L. 110-458) received by certain airline employees may be contributed if the contribution is made within 180 days of receiving the payment.

(h)

Compensation. For purposes of (a) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in section 401(c)(2) (reduced by the deduction the self-employed individual owner takes for contributions made to a self-employed retirement plan). For purposes of this definition, section 401(c)(2) shall be applied as if the term trade or business for purposes of section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income (determined without regard to Code Section 112). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in the individual owner’s gross income under section 71 with respect to a divorce or separation instrument described in subparagraph (A) of section 71(b)(2) if executed on or before December 31, 2018, and not modified after that date to provide otherwise. In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making an IRA contribution. The term “compensation” also includes any differential wage payments as defined in section 3401(h)(2) and any amount which is included in income and paid to the individual owner to aid the individual owner in the pursuit of graduate or postdoctoral study as described in section 219(f)(1).

		(i)	The owner shall have the sole responsibility for determining whether any contribution satisfies applicable income tax requirements.

4.

No amount is required to be distributed prior to the death of the individual owner for whose benefit the Contract was originally established. If this is an inherited IRA within the meaning of the Code section 408(d)(3)(C), or if this Contract is maintained for the benefit of a designated beneficiary who is the surviving spouse of a deceased individual and who has not elected to treat this Roth IRA as the surviving spouse’s own Roth IRA, this paragraph does not apply. However, prior to the time you reach the Maximum Annuity Date or maturity date under this Contract (as the case may be), we will send you information about annuity payment options so that you may consider whether to continue the deferral of distributions under your Roth IRA contract provisions or begin to receive annuity payments or other withdrawals from your Contract.

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5.	(a)

Notwithstanding any provision of this Roth IRA Contract to the contrary, the distribution of the individual owner’s interest in the Roth IRA shall be made in accordance with the requirements of section 408(b)(3), as modified by section 408A(c)(4), and the Regulations thereunder, the provisions of which are herein incorporated by this reference. If the individual owner dies before his or her entire interest in the Contract has been distributed, the remaining interest in the Contract will be distributed in accordance with a distribution method that (1) we make available, and (2) satisfies applicable federal tax requirements. We may limit the distribution methods we make available, based on our administrative procedures. As a result, some of the distribution methods described in this Rider may not be available with this Contract, provided that we make other distribution methods available that satisfy applicable federal tax requirements.

	(b)	Upon the death of the individual owner, his or her entire interest shall be distributed as follows:

		(i)	If the individual owner dies before the distribution of the individual owner’s entire interest and the beneficiary is a designated beneficiary –

(A)

In general. Subject to the exception for an eligible designated beneficiary in paragraph 5(b)(i)(B) below, the entire interest in the Contract will be distributed in accordance with applicable federal tax law within 10 years after the individual owner’s death or such later date prescribed by Regulations.

(B)

Exception for eligible designated beneficiaries. Subject to the limitations set forth in paragraph 6(c) below, if any portion of the individual owner’s interest is payable to (or for the benefit of) an eligible designated beneficiary, such portion will be distributed in accordance with applicable federal tax law –

				(1)	over the life of such eligible designated beneficiary or over a period not extending beyond the life expectancy of such eligible designated beneficiary, with distributions starting no later than:

					(I)	1 year after the individual owner’s death or such later date prescribed by Regulations, or

(II)

if later, the date the individual owner would have attained age 72 (age 70 1⁄2 if the individual owner was born before July 1, 1949) or such later date prescribed by Regulations, provided that the eligible designated beneficiary is the individual owner’s surviving spouse, or

				(2)	within 10 years after the individual owner’s death or such later date prescribed by Regulations.

			(C)	Rules upon death of an eligible designated beneficiary.

(1)

If an eligible designated beneficiary dies before the portion of the interest to which this paragraph 5(b)(i) applies is entirely distributed, the exception under paragraph 5(b)(i)(B)(1) shall not apply to any beneficiary of such eligible designated beneficiary and the remainder of such portion shall be distributed within 10 years after the death of such eligible designated beneficiary, or such later date prescribed by Regulations.

(2)

If the eligible designated beneficiary is the individual owner’s surviving spouse and he or she dies before distributions to such spouse under paragraph 5(b)(i)(B)(1) begin, this paragraph 5(b)(i) shall be applied as if the surviving spouse were the owner of the Roth IRA Contract for federal tax purposes, rather than a beneficiary. For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under paragraph 5(b)(i)(B)(1). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable

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basis (except for acceleration) in the form of annuity payments meeting the requirements of section 1.401(a)(9)-6 of the Regulations, then required distributions are considered to commence on the annuity starting date.

(ii)	Application of paragraph 5(b)(i). Except as otherwise provided under applicable federal tax law –

	(A)	Paragraph 5(b)(i) applies to distributions if the individual owner dies after December 31, 2019,

(B)

If the individual owner died before January 1, 2020, and the individual owner’s designated beneficiary dies after such date, the entire remaining interest in the Contract shall be distributed within 10 years after such designated beneficiary’s death or such later date prescribed by Regulations, and

(C)

If the individual owner and the individual owner’s designated beneficiary both died before January 1, 2020, the entire remaining interest in the Contract will be distributed as required by Code section 401(a)(9) and the Regulations thereunder, as in effect prior to amendment by section 401 of Division O of the Further Consolidated Appropriations Act, 2020, Pub. L. No. 116-94, the provisions of which are incorporated herein by reference.

(iii)

If the individual owner dies before the distribution of the individual owner’s entire interest and the beneficiary is not a designated beneficiary (as defined below), unless otherwise provided under applicable federal tax law the remaining interest will be distributed by the end of the calendar year containing the fifth anniversary of the individual owner’s death.

(iv)

In cases where federal tax law requires the entire interest in this Contract to be distributed within a specified timeframe following an applicable death, we may pay such distributions more rapidly. For example, we may require that such distributions occur immediately or within 5 years after the applicable death, without regard to whether federal tax law permits the distribution to be paid later.

(v)

If the sole designated beneficiary of this Roth IRA is the individual owner’s surviving spouse, he or she may elect to treat the Contract as his or her own. This election will be deemed to have been made if such surviving spouse makes a contribution to this Contract (if permitted) or fails to choose any of the above provisions. The result of such an election is that the surviving spouse will be considered the individual for whose benefit the Roth IRA is maintained.

(vi)	Life expectancy is determined using the applicable table in Section 1.401(a)(9)-9 of the Regulations or such other table required by applicable federal tax law.

(vii)

Unless otherwise provided under applicable federal tax law, the “entire interest” in this Roth IRA Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of section 1.408-8 of the Regulations. Also, prior to the date annuity payments commence, the “entire interest” under an annuity contract is the dollar amount credited under the contract plus the actuarial present value of any additional benefits (such as survivor benefits in excess of the dollar amount credited) that will be provided under the contract.

(viii)

The required minimum distributions that otherwise must be paid under this Contract after the individual owner’s death (other than distributions made in the form of an annuity) may be withdrawn from another Roth IRA the beneficiary holds from the same decedent in accordance with Q&A-9 of section 1.408-8 of the Regulations. In these circumstances, the beneficiary shall be responsible for determining that the minimum distribution requirements of federal tax law are met, and we shall have no responsibility for such determination. Withdrawal Charges, if otherwise applicable, will not be applied to the extent of a distribution required under Code sections 401(a)(9) and 408(b)(3) with respect to this Contract.

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		(ix)	If distributions are made in the form of an annuity, see paragraph 6(c) below for more information.

6.	Definitions and special rules.

(a)

Designated beneficiary. The term “designated beneficiary” means any individual designated as a beneficiary by the individual owner under the Contract. This term will be interpreted consistently with section 401(a)(9)(E) and the Regulations.

	(b)	Eligible designated beneficiary.

		(i)	The term “eligible designated beneficiary” means any designated beneficiary who is —

			(A)	the individual owner’s surviving spouse,

			(B)	subject to paragraph 6(b)(ii) below, the individual owner’s child who has not reached majority (within the meaning of section 401(a)(9)(F)),

			(C)	disabled (within the meaning of section 72(m)(7)),

(D)

a chronically ill individual (within the meaning of section 7702B(c)(2), except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

			(E)	an individual not described in any of the preceding clauses of this paragraph 6(b)(i) who is not more than 10 years younger than the individual owner.

Except to the extent that applicable federal tax law permits otherwise, the determination of whether a designated beneficiary is an eligible designated beneficiary shall be made as of the date of the individual owner’s death.

(ii)

Special rule for children. Subject to section 401(a)(9)(F), an individual described in paragraph 6(b)(i)(B) shall cease to be an eligible designated beneficiary as of the date the individual reaches majority and any remainder of the portion of the interest in this Contract to which paragraph 5(b)(i)(B)(1) above applies shall be distributed within 10 years after such date or such later date prescribed by Regulations.

	(c)	Special rules for annuity payments. Unless otherwise provided under applicable federal tax law –

		(i)	Distributions in the form of annuity payments that are made after the death of the individual owner must:

			(A)	satisfy the applicable requirements of section 1.401(a)(9)-6 of the Regulations, the provisions of which are herein incorporated by reference;

			(B)	satisfy the applicable limits on the distribution period for annuity payments under section 1.401(a)(9)-6 of the Regulations;

			(C)	be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one year; and

			(D)	be nonincreasing or increase only as permitted by Q&A-14 of section 1.401(a)(9)-6 of the Regulations

		(ii)	If distributions commence after death in the form of annuity payments in accordance with section 401(a)(9)(B)(iii) and (iv), the first payment, which must be made on or before the date

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determined under Q&A-3(a) or (b) (whichever is applicable) of section 1.401(a)(9)-3 of the Regulations, must be the payment which is required for one payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, semi-annually, or annually.

(iii)

If annuity payments commence after the date determined under Q&A-3 of section 1.401(a)(9)-3 of the Regulations, distributions must be made in accordance with Q&A-1(e) of section 1.401(a)(9)-5 of the Regulations.

(iv)

After annuity payments commence to the individual owner or a designated beneficiary, they may need to be modified if necessary to comply with the minimum distribution requirements under applicable federal tax law. See paragraph 5 above. In addition, we may limit or change the annuity payment options that are available under the Contract, based on our current administrative procedures or to ensure that any distributions that would become payable under an annuity option after the death of the individual owner or the individual owner’s designated beneficiary will comply with such minimum distribution requirements without needing to modify the annuity payments after they begin.

7.

If your Contract contains any provisions relating to federal tax requirements for any Traditional, SEP or SIMPLE IRA contract that do not apply to Roth IRAs, they are hereby deleted by this Endorsement. This includes, but is not limited to, provisions relating to required minimum distribution (“RMD”) requirements during your life that apply to any Traditional, SEP or SIMPLE IRA but do not apply to your Roth IRA, such as:

	(a)	Automatic sending of information about income plans when you attain age 70 or 72, or starting income payments on the April 1 following the calendar year you attain age 70 1⁄2 or 72, or

	(b)	Waiver of withdrawal charges on withdrawals required to avoid federal tax penalties or to satisfy such pre-death RMD income tax rules.

In addition, any references to unisex rates in the Annuity Table or the use of such rates for SEP or SIMPLE IRAs are deleted.

8.	Notwithstanding Article IV above, no dividends are paid under this Contract.

9.

If (a) no premiums have been received for two full consecutive contract years, (b) the account balance is less than $2,000, and (c) the paid-up annuity benefit at maturity or the Maximum Annuity Date would be less than $20 per month, we may choose either (i) to accept additional future premium payments under the Contract, or (ii) where otherwise permitted by law and the terms of the Contract, to terminate the Contract by a lump sum payment of the then present value of the paid-up benefit.

All other terms and conditions of the Contract remain unchanged.

Brighthouse Life Insurance Company of NY has caused this Endorsement to be signed by its [Secretary].

   [Secretary]

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